   [*] Certain material (indicated by an asterisk) has been omitted from this document pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.




                                                                   EXHIBIT 10.13


                             CO-PROMOTION AGREEMENT

                                     BETWEEN

                             WOMEN FIRST HEALTHCARE

                                       AND

                        ORTHO-MCNEIL PHARMACEUTICAL, INC.

                                    TABLE OF CONTENTS
                                  CO-PROMOTION AGREEMENT

                                                                                      PAGE

    ARTICLE 1-DEFINITIONS .............................................................
        1.1    "AFFILIATE".............................................................2
        1.2    "COMBINATION HRT MARKET"................................................3
        13     "CONFIDENTIAL INFORMATION"  ............................................3
        1.4    "CONTRACEPTIVE PRODUCT".................................................3
        1.5    "CONTROLLED"............................................................3
        1.6    "CO-PROMOTE", "CO-PROMOTION"     .......................................3
        1.7    "DETAIL (OR "DETAILS" AND "DETAILING")..................................3
        1.8    "EFFECTIVE DATE" .......................................................3
        1.9    "EXECUTIVE COMMITTEE"   ................................................4
        1.10   "EXTENDED TERM"  .......................................................4
        1.11   "FDA"  .................................................................4
        1.12   "HRT HIGH PRESCRIBERS"..................................................4
        1.13   "HRT PRODUCT"   ........................................................4
        1.14   "INDEMNIFIABLE CLAIM"  .................................................4
        1.15   "INFORMATION"  .........................................................4
        1.16   "INITIAL [*] PHYSICIANS"................................................5
        1.17   "INITIAL TERM" .........................................................5
        1.18   "JOINT MARKETING COMMITTEE" OR "JMC"....................................5
        1.19   "LAUNCH DATE"  .........................................................5
        1.20   "MARKETING PLAN"........................................................5
        1.21   "NATIONAL HOME DELIVERY PHARMACY BUSINESS"..............................6
        1.22   "NET SALES".............................................................6
        1.23   "NET SALES PRICE".......................................................6
        1.24   "NEW PHYSICIANS"........................................................6
        1.25   "ORAL CONTRACEPTIVES"...................................................7
        1.26   [*].....................................................................7
        1.27   "ORTHO'S ORAL CONTRACEPTIVES"...........................................7
        1.28   "[*]"...................................................................7
        1.29   "ORTHO SALES FORCE".....................................................7
        1.30   "ORTHO-TRI-CYCLEN"......................................................7
        1.31   "[*] LAUNCH YEAR".......................................................7
        1.32   "PRESCRIBING PHYSICIANS"................................................7
        1.33   "[*]"...................................................................7
        1.34   "PRIMARY PRESENTATION"..................................................8
        1.35   "PRODUCTS"..............................................................8
        1.36   "SALES MESSAGE".........................................................8
        1.37   "TERM"..................................................................8
        1.38   "TERRITORY".............................................................8
        1.39   "TOTAL ORAL CONTRACEPTIVE MARKET".......................................8
        1.40   "TOTAL WFHC [*] PRESCRIPTIONS"..........................................8
        1.41   "TRADEMARKS"   .........................................................8
        1.42   "WFHC CALLED ON PHYSICIANS".............................................8
        1.43   "WFHC SALES FORCE"......................................................9



[*] Certain material (indicated by an asterisk) has been omitted from this document pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

                               TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                      PAGE

ARTICLE 2-GRANTS AND RESTRICTIONS .....................................................
        2.1    GRANT...................................................................9
        2.2    RETAINED RIGHTS.........................................................9
        2.3    NON-COMPETITION.........................................................9

ARTICLE 3-STRATEGY/COORDINATION OF ACTIVITIES
        3.1    STRATEGY...............................................................11
        3.2    COMMITTEES.............................................................12
        3.3    JOINT MARKETING COMMITTEE..............................................12
        3.4    EXECUTIVE COMMITTEE....................................................13

ARTICLE 4-PROMOTION AND DETAILING
        4.1    CO-PROMOTION...........................................................15
        4.2    CO-PROMOTION PRODUCTS..................................................15
        4.3    WFHC's DETAILS.........................................................15
        4.4    EXPANSION OF CO-PROMOTION SALES FORCE..................................17
        4.5    EXPANSION OF SALE FORCE OUTSIDE OF CO-PROMOTION........................17
        4.6    SALES FORCE............................................................17
        4.7    DETAILS IN EXTENDED TERM...............................................18
        4.8    DETAIL REPORTS.........................................................18
        4.9    CO-PROMOTION AUDIT OF PERFORMANCE......................................18
        4.10   EDUCATION PROGRAM......................................................19

ARTICLE 5-ROLES AND OBLIGATIONS OF THE PARTIES REGARDING
                 THE PRODUCT
        5.1    ORTHO's ROLES AND OBLIGATIONS..........................................20
        5.2    WFHC's ROLES AND OBLIGATIONS...........................................22

ARTICLE 6-COMPENSATION
        6.1    [*] COMPENSATION 2000..................................................24
        6.2    [*] COMPENSATION AFTER 2000............................................25
        6.3    FORECASTED MONTHLY PAYMENTS............................................26
        6.4    COMPENSATION FOR ORTHO TRI-CYCLEN/[*]..................................27
        6.5    QUARTERLY PAYMENTS.....................................................32
        6.6    MINIMUM PAYMENTS.......................................................33
        6.7    PENALTIES..............................................................34
        6.8    ORTHO-EST DISTRIBUTION AGREEMENT.......................................35


* Certain material (indicated by an asterisk) has been omitted from this document pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

                                       ii.

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                      PAGE
ARTICLE 7-ACCOUNTING REPORTS
        7.1    QUARTERLY REPORTS......................................................35
        7.2    AUDIT..................................................................35
        7.3    OBJECTIONS.............................................................36
        7.4    OVERDUE PAYMENT........................................................36

ARTICLE 8-SAMPLING PROGRAM
        8.1    SAMPLES................................................................36
        8.2    COMPLIANCE WITH LAW....................................................36

ARTICLE 9-REPRESENTATION, WARRANTIES AND COVENANTS
        9.1    FDA APPROVAL...........................................................37
        9.2    LABELING...............................................................37
        9.3    MANUFACTURE............................................................37
        9.4    YEAR 2000..............................................................37
        9.5    WFHC SALES FORCE.......................................................38

ARTICLE 10-INDEMNIFICATION
        10.1   ORTHO AND WFHC.........................................................38
        10.2   ORTHO..................................................................38
        10.3   PROCEDURE..............................................................39
        10.4   INSURANCE..............................................................40

ARTICLE 11-CONFIDENTIALITY
        11.1   CONFIDENTIAL INFORMATION...............................................41
        11.2   SURVIVAL...............................................................42
        11.3   PRIOR NOTICE...........................................................42

ARTICLE 12-TRADEDRESS AND PACKAGING
        12.1   TRADEMARK..............................................................43

ARTICLE 13-TERM-TERMINATION
        13.1   INITIAL TERM...........................................................43
        13.2   EXTENDED TERM..........................................................43
        13.3   PERFORMANCE GOALS WFHC ACHIEVES........................................43
        13.4   OPTION TO TERMINATE....................................................43
        13.5   TERMINATION FOR EVENT OF DEFAULT.......................................45
        13.6   EFFECT OF TERMINATION..................................................47

ARTICLE 14-INTELLECTUAL PROPERTY RIGHTS
        14.1   RIGHTS.................................................................47
        14.2   INFRINGEMENT...........................................................48

                                      iii.

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                      PAGE

ARTICLE 15-DISPUTE RESOLUTION
        15.1   INITIAL RESOLUTION.....................................................48
        15.2   ARBITRATION............................................................48

ARTICLE 16-MISCELLANEOUS
        16.1   INDEPENDENT CONTRACTOR.................................................49
        16.2   NOTICE.................................................................49
        16.3   FORCE MAJEURE..........................................................51
        16.4   ASSIGNMENT.............................................................51
        16.5   MODIFICATION...........................................................52
        16.6   WAIVERS................................................................52
        16.7   GOVERNING LAW..........................................................52
        16.8   PUBLIC DISCLOSURE......................................................52
        16.9   SOLICITATION...........................................................53
        16.10  PERFORMANCE BY AFFILIATES..............................................53
        16.11  ENTIRE AGREEMENT.......................................................53
        16.12  LIMITATION OF LIABILITY................................................53
        16.13  BINDING AGREEMENT......................................................54
        16.14  SEVERABILITY...........................................................54
        16.15  CAPTIONS...............................................................54
        16.16  SURVIVAL...............................................................54
        16.17  COUNTERPARTS...........................................................55
        16.18  REMEDIES NOT EXCLUSIVE.................................................55

        APPENDIX A- ARBITRATION PROCEEDINGS
        APPENDIX B EDUCATION PROGRAM
        APPENDIX C SAMPLE CALCULATIONS


                                       iv.

                             CO-PROMOTION AGREEMENT

        THIS CO-PROMOTION AGREEMENT (the "Agreement") is made as of May 27, 1999, by and between ORTHO-MCNEIL PHARMACEUTICAL, INC., a Delaware corporation ("ORTHO"), and WOMEN FIRST HEALTHCARE, INC., a Delaware corporation ("WFHC"). ORTHO and WFHC may be referred to herein individually as a "Party" and collectively as the "Parties." Terms not otherwise defined herein shall have the meanings set forth in Article 1.

                                    RECITALS

        WHEREAS, ORTHO has the exclusive right to develop, promote and market [*], ORTHO TRI-CYCLEN(R), AND [*](hereinafter defined and collectively referred to as the "Products") within the Territory (hereinafter defined);

        WHEREAS, ORTHO has developed a strategy for the promotion and marketing of ORTHO TRI-CYCLEN to all physician specialties and is developing a strategy for the promotion and marketing of [*] and [*] as a replacement for ORTHO TRI-CYCLEN;

        WHEREAS, ORTHO believes that it may more efficiently and successfully market and promote each of these Products in the Territory by jointly promoting the Products in the Territory with another pharmaceutical marketer of women's health care products;

* Certain material (indicated by an asterisk) has been omitted from this document pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

        WHEREAS, WFHC has experience in promoting women's health care pharmaceutical products to Prescribing Physicians (hereinafter defined) and the financial, scientific and human resources available to Co-Promote (hereinafter defined) and Detail (hereinafter defined) the Products to Prescribing Physicians; and

        WHEREAS, ORTHO and WFHC wish to cooperate in the Co-Promotion of the Products to Prescribing Physicians in order to maximize the sales of the Products.

        NOW, THEREFORE, in consideration of the covenants and promises contained in this Agreement, ORTHO and WFHC agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

        For purposes of this Agreement, the following terms shall have the following meanings:


        1.1 "AFFILIATE" means, with respect to a Party, a trust, business, joint venture, partnership, corporation, association or any other entity that, directly or indirectly, through one or more intermediaries, controls or is controlled by, is owned by or under common ownership with a Party. For purposes of this definition, the term "controls" (including its correlative meanings and the terms "owned by" and "under common ownership with") means the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting securities of a corporation or other entity or comparable equity interest in any other type of entity.

        1.2 "COMBINATION HRT MARKET" means all fixed dose combination HRT Products (oral and patch) and all estrogen prescriptions written with concomitant progestin therapy.

        1.3 "CONFIDENTIAL INFORMATION" means any Information (whether in oral, written, graphic or electronic form) that is not generally ascertainable from public or published information and that is, by its nature, Information that would give an entity in the business of the disclosing party a competitive advantage over another such entity not in possession of such Information, regardless of whether such Information was provided pursuant to this Agreement, by request of the other Party, or in any other manner.

        1.4 "CONTRACEPTIVE PRODUCT" means any prescription pharmaceutical product useful in preventing conception in a human female.

        1.5 "CONTROLLED" means, with respect to any Information, patent, Trademark or other intellectual property right, ownership thereof or the ability of a person to grant to another person access, an assignment, a license, or a sublicense thereto without violating the rights of a third party.

        1.6 "CO-PROMOTE", "CO-PROMOTION" mean the promotion of a Product through ORTHO's and WFHC's respective sales forces in the Territory under a single Trademark.

        1.7 "DETAIL" (OR "DETAILS" AND "DETAILING") means, with respect to the Products, the activity undertaken by a sales representative during a face-to-face sales call on physicians or other health care professionals with prescribing authority to provide information on the use, safety, effectiveness, contraindications, side effects, warnings and other relevant characteristics of the Product, in a fair and balanced manner consistent with the requirements of the Food, Drug and Cosmetic Act, including, but not limited to, the regulations of 21 CFR Part 202, and using, as necessary or desirable, labeling or promotional materials, in an effort to increase physician prescribing preferences of the Product, but excluding [*].

        1.8 "EFFECTIVE DATE" means the date first written above.

        1.9 "EXECUTIVE COMMITTEE" the president of ORTHO and a Vice President of Sales and Marketing for ORTHO and Mr. David Hale (currently president of WFHC) and Mr. Edward Calesa (currently chairman of WFHC), with the responsibilities as described in Article 3.

        1.10 "EXTENDED TERM" means the period beginning on January 1, 2003 and ending December 31, 2003.

        1.11 "FDA" means the United States Food and Drug Administration and any successor agency thereto.

        1.12 "HRT HIGH PRESCRIBERS" are those physicians in the top [*] deciles of HRT high volume prescribers as determined by IMS data.

        1.13 "HRT PRODUCT" means any prescription estrogen or estrogen and progestin combination product useful as hormone replacement therapy in a human female.

        1.14 "INDEMNIFIABLE CLAIM" means any claim, suit, judgment, liability or associated expense (including reasonable outside attorney fees) referred to in Sections 10.1 and 10.2.

        1.15 "INFORMATION" means all technical data, knowledge, reports, financial data, trade secrets, consumer data, names and classes of customers, research activities and plans, clinical studies, costs of production, prices, marketing plans and strategies, inventions, disclosures, processes, systems, methods, techniques, formulations, drawings, formulae, patents, patent applications, trademarks, regulatory filings, materials, devices, and other know-how presently owned by or developed by, or on behalf of, either party during the Term which relates in whole

* Certain material (indicated by an asterisk) has been omitted from this document pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

or in part to (a) the Product and/or the preparation, marketing, Detail, sale or use of the Product, or (b) the businesses of either of the Parties and/or their Affiliates.

        1.16 "INITIAL [*] PHYSICIANS" means those Prescribing Physicians Detailed by WFHC during the first or partial calendar year following the Launch Date of [*].

        1.17 "INITIAL TERM" means the period beginning on the Effective Date and, unless earlier terminated as provided herein, ending December 31, 2002.

        1.18 "JOINT MARKETING COMMITTEE" OR "JMC" means the working group, as described in Section 3.3, that is responsible for managing the day-to-day administrative and operational activities related to the Co-Promotion of the Products.

        1.19 "LAUNCH DATE" means the date on which ORTHO and WFHC first begin to Co-Promote a Product in commercial quantity for commercial sale to any unaffiliated third party in the Territory.

        1.20 "MARKETING PLAN" means the detailed plan prepared and reviewed by the JMC (and approved by the Executive Committee) that describes the budget, market assessment, critical issues relating to the promotion of the Products, strategic drivers, operating strategies, tactics strategy and activity intended to promote and support sales of the Product in the Territory to Prescribing Physicians, including but not limited to reach and frequency of calls, advertising, development and dissemination of literature and brochures, exhibition materials, medical education, reprinting, promotional aids and mailing, samples, clinical experience programs, post-marketing surveillance studies, and major national and regional symposia. Each Product that is to be Co-Promoted will have its own Marketing Plan.

* Certain material (indicated by an asterisk) has been omitted from this document pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

        1.21 "NATIONAL HOME DELIVERY PHARMACY BUSINESS" means a business, joint venture, partnership, corporation, association or any other entity that dispenses prescription drugs and non-prescription over-the-counter products direct to purchasers and is owned by or an Affiliate of WFHC.

        1.22 "NET SALES" shall mean, with respect to any Product, the amount invoiced by ORTHO or its sublicensees for sales of Products to a third party in the Territory, less estimates which will be adjusted to actual on a periodic basis of: (i) discounts, including cash discounts, discounts to managed care or similar organizations or government organizations, rebates paid, credit, accrued or actually taken, including government rebates such as Medicaid chargebacks or rebates, and retroactive price reductions or allowances actually allowed or granted from the billed amount, and commercially reasonable and customary fees paid to distributors (other than to a distributor that is an Affiliate of ORTHO), (ii) credits or allowances actually granted upon claims, rejections or returns of such sales of Products, including recalls, regardless of ORTHO requesting such recalls and (iii) taxes, duties or other governmental charges levied on or measured by the billing amount when included in billing, as adjusted for rebates, charge-backs, and refunds

        1.23 "NET SALES PRICE" has the various meanings recited in Sections 6.2-6.5, including but not limited to the values of N, O and the corrected values determined at year end as recited in Sections 6.3 and 6.5 and in each case is the Net Sales Price for Products sold.

        1.24 "NEW PHYSICIANS" are those Prescribing Physicians Detailed by the WFHC Sales Force pursuant to the Marketing Plan who were not previously Detailed by the WFHC Sales Force during the first full or partial year in which it Detailed [*] and prior to Sales Force expansion, if any, as permitted under
Section 4.4. For the purpose of this definition and the

* Certain material (indicated by an asterisk) has been omitted from this document pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

calculation in Section 6.2 in which it is used, a New Physician will always remain a New Physician for the Term.

        1.25 "ORAL CONTRACEPTIVES" means all prescription oral pharmaceutical products useful in preventing conception in a human female.

        1.26 "[*]" means ORTHO's [*] brand, in all dosage forms and package configurations.

        1.27 "ORTHO's ORAL CONTRACEPTIVES" means all the oral contraceptive products sold by ORTHO or its contractors.

        1.28 "[*]" means ORTHO's [*] brand, in all dosage forms and package configurations.

        1.29 "ORTHO SALES FORCE" means the sales force of ORTHO Detailing the Products.

        1.30 "ORTHO-TRI-CYCLEN" means ORTHO's ORTHO TRI-CYCLEN(R) brand in all dosage forms and package configurations.

        1.31 "[*] LAUNCH YEAR" is the year in time (365 days) beginning on the date [*] is first launched for commercial sale.

        1.32 "PRESCRIBING PHYSICIANS" means those physicians and nurse practitioners in the field of women's health care, including, but not limited to, OB/GYN physicians and primary care physicians with prescribing authority in the Territory who appear on a target list to be determined as recited in Section 4.3.

        1.33 [*]


* Certain material (indicated by an asterisk) has been omitted from this document pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

        1.34 "PRIMARY PRESENTATION" means a Detail during which a sales representative delivers the Sales Message.

        1.35 "PRODUCTS" means the products [*], ORTHO TRI-CYCLEN, and [*], or any other ORTHO Oral Contraceptive Detailed in [*] by ORTHO, either individually or collectively.

        1.36 "SALES MESSAGE" means the sales presentation on a given Product in which at least the core message providing the main features and benefits of the Product is conveyed, which core message is the message that is agreed upon by the JMC for each sales representative to use when making a sales presentation to a Prescribing Physician.

        1.37 "TERM" means the Initial Term and any Extended Term.

        1.38 "TERRITORY" shall mean the United States of America, the District of Columbia and Puerto Rico.

        1.39 "TOTAL ORAL CONTRACEPTIVE MARKET" means the market which is composed of all Oral Contraceptives which are prescribed by a physician or nurse practitioner in the Territory.

        1.40 "TOTAL WFHC [*] PRESCRIPTIONS" shall having the meaning recited in Section 6.1.

        1.41 "TRADEMARKS" shall mean all trademarks, trade names, brand names, logos and designs, whether registered or not, used during the Term in connection with the identification, promotion, marketing or sale of the Product.

        1.42 "WFHC CALLED-ON PHYSICIANS" means those Initial [*] Physicians and nurse practitioners identified in the WFHC called-on list by name and Medical Education Number (ME number) to be Detailed by WFHC.


* Certain material (indicated by an asterisk) has been omitted from this document pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

        1.43 "WFHC SALES FORCE" means the sales force of WFHC Detailing the Products.

                                    ARTICLE 2

                             GRANTS AND RESTRICTIONS

        2.1 GRANT. Subject to the terms and conditions of this Agreement, including but not limited to the rights reserved to ORTHO herein, ORTHO grants to WFHC the right to Co-Promote and Detail the Products in the Territory to Prescribing Physicians.

        2.2 RETAINED RIGHTS.

               (a) In addition to those rights that ORTHO retains under Section
4.1 and 4.2 with respect to Co-Promoting and Detailing the Products to Prescribing Physicians, ORTHO retains all rights to the Products not expressly granted herein.

               (b) Except as specifically provided herein, nothing in this Agreement shall be construed or implied as a grant, assignment or transfer to either Party of a license or other right of any kind under any patent, Trademark or other intellectual property right owned or Controlled by the other Party. ORTHO, as the originator of the Products, will retain full and sole control and ownership over the Products and all existing and future patents, Trademarks, regulatory approvals and other rights connected with the Products.

        2.3 NON-COMPETITION.

               (a) WFHC shall not market, promote, distribute or sell any Contraceptive Product or HRT Product indicated and approved for human consumption in the Territory, other than ORTHO-EST(R) and the Products during the Term and for a period three months thereafter; provided, however, that WFHC may promote an estrogen patch product

* Certain material (indicated by an asterisk) has been omitted from this document pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

in either the second or third position, if such promotion occurs prior to the Launch Date of [*]. After the Launch Date of [*], WFHC may promote such estrogen patch product or another product which is other than a Contraceptive Product or HRT Product through the WFHC Sales Force in the third call position during a Detail if such product(s) is defined in the call plan for its sales representatives and such call plan is not changed more than 4 times per year. WFHC may, however, promote such estrogen patch product through a sales force that is independent from the WFHC Sales Force at any time and in any position it so desires. Notwithstanding the foregoing, the three month period after the Term shall not exist if the Term is shortened as a result of termination under
Section 13.4 (a) (i), (ii) and (iv), and (b) (i) and (ii) and Section 13.5 in the event of termination by WFHC as a result of ORTHO's breach.


               (b) During the Term, ORTHO may enter into a co-promotion agreement with a third party with respect to [*] in the Territory.

               (c) During the Term, WFHC agrees not to solicit sales representatives from any Johnson & Johnson Company or from any contractor of ORTHO that is providing sales force calls on physicians.

               (d) Notwithstanding the foregoing, WFHC may dispense but not otherwise promote in violation of Section 2.3(a) above any prescription pharmaceutical products through its National Home Delivery Pharmacy Business.

* Certain material (indicated by an asterisk) has been omitted from this document pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

                                    ARTICLE 3
                       STRATEGY/COORDINATION OF ACTIVITIES

        3.1 STRATEGY.

               (a) The Parties agree that the most efficient strategy to achieve the objectives of their cooperation is through the Co-Promotion of the Products, using a centrally coordinated marketing approach, a single Trademark, and packaging and promotional literature as set forth in the Marketing Plan.

               (b) Upon reasonable consultation with WFHC, the Joint Marketing Committee, and the Executive Committee, ORTHO shall have sole discretion in determining the marketing strategy for the Products in the Territory, including but not limited to the budget for promoting the Products, Product positioning, education programs, Sales Message and Phase IV studies. In addition, ORTHO shall be responsible for the preparation of Marketing Plans for each Product. The Marketing Plan for ORTHO TRI-CYCLEN shall be prepared by ORTHO after the Effective Date, reviewed with the JMC prior to July 1, 1999 and updated from time to time as needed. The Marketing Plan for [*] shall be prepared by ORTHO after the Effective Date and reviewed with the JMC prior to the Launch Date of [*].

* Certain material (indicated by an asterisk) has been omitted from this document pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

        3.2 COMMITTEES. For the purpose of implementing and coordinating the Parties' promotional activities in the Territory and the related expenditures, the Parties shall establish a Joint Marketing Committee and an Executive Committee within thirty (30) days of the Effective Date. Each Party shall bear its own costs and expenses associated with its participation in the JMC and Executive Committee.

        3.3 JOINT MARKETING COMMITTEE.

               (a) Formation. The JMC shall consist of 2-4 members from each Party, with the members being representatives from the Parties' respective sales and marketing departments. ORTHO shall select one of its members to serve as chairperson of the JMC. Either Party may appoint, substitute or replace members of the JMC upon prior written notice to the other Party.

               (b) Decision Making. All decisions of the JMC should be made by a majority vote of the members. In the event the JMC cannot reach a mutual decision and is deadlocked on any matter to be decided by the JMC, the chairperson shall have the right to cast the deciding vote and render a decision on the matter. Either Party, however, may appeal any decision to the Executive Committee.

               (c) Function. The JMC shall be responsible, among other things, for:

                        (i) reviewing and commenting on the Marketing Plan;

                        (ii) implementing and supporting the Marketing Plan and managing the day-to-day administrative and operational activities related to the Co-Promotion of the Product;

                        (iii) coordinating the activities of each Party with respect to the Co-Promotion of the Products in the Territory;

                        (iv) selecting vendors;

                        (v) reviewing and, as appropriate, recommending modifications to, on an annual basis, the Prescribing Physicians (in accordance with Section 4.3(e)), the number of Details, and call frequency goals relative to prescription activity.

               (d) Meetings. The JMC shall operate consistent with the following procedures, which both Parties can, by mutual agreement, modify from time-to-time:

                        (i) The chairperson shall be responsible for providing the leadership for the JMC and for the timing, agenda and minutes of each meeting;

                        (ii) The location of the JMC meetings will alternate between ORTHO's facilities and WFHC's facilities or an acceptable off-site location as agreed to by the Parties;

                        (iii) The JMC will meet no fewer than four (4) times each calendar year, unless otherwise agreed by the JMC;

                        (iv) Minutes of each JMC meeting will be prepared and summarized within four weeks after each meeting and shall not be official until the chairperson has agreed to them; and

                        (v) Non-members of the JMC may attend the JMC meetings, provided reasonable prior notice is given to and approved by the JMC's chairperson.

        3.4 EXECUTIVE COMMITTEE.

               (a) Formation. The Executive Committee shall consist of four (4) members, two (2) members of which are from each of ORTHO and WFHC. Each member shall be an executive sponsor of the Product. ORTHO shall select one of its members to serve as chairperson of the Executive Committee. ORTHO may substitute or replace its members on the Executive Committee upon prior written notice to WFHC. Any replacement or substitute member shall be a person having a functionally equivalent position within that Party to that of the person replaced or substituted. WFHC may not substitute its members that are recited in Section 1.9, except in the case of the death or disability of the designated members, provided such are replaced with individuals in functionally equivalent position at WFHC, or unless agreed to in advance in writing by ORTHO.

               (b) Function. The Executive Committee is responsible for:

                        (i) providing the leadership required to ensure the optimal performance of the JMC;

                        (ii) reviewing and commenting on the Marketing Plan; and

                        (iii) addressing and deciding all matters referred to it by the JMC.

               (c) Meetings. During the first year of the Term, the Executive Committee shall meet at least quarterly. Thereafter, meetings will be held as the Parties may agree. The location of Executive Committee meetings will alternate between each Party's offices or an off-site location as agreed to by the Parties.
               (d) Decision Making. All decisions of the Executive Committee shall be made by a majority vote of the members. If a majority of the Executive Committee cannot reach a decision on a given matter, the chairperson shall have the right to cast the deciding vote and render a decision on the matter. Other than as provided above, ORTHO retains ultimate authority with respect to all strategic matters involving or relating to the Products.

                                    ARTICLE 4

                             PROMOTION AND DETAILING

        4.1 CO-PROMOTION. ORTHO and WFHC agree to deploy their respective Sales Forces in an effort to Co-Promote and Detail the Products in accordance with the terms and conditions of this Agreement and the Marketing Plan then in effect. In conducting such Co-Promotion and Detailing, ORTHO and WFHC shall comply with all applicable laws and use reasonable commercial efforts consistent with accepted pharmaceutical industry business practices (including, but not limited to, the relevant American Medical Association Guidelines). No Party shall be required to undertake any activity under this Agreement which it believes, in good faith, may violate any applicable law.

        4.2 CO-PROMOTION PRODUCTS. Initially, the Parties will Co-Promote ORTHO TRI-CYCLEN in the Territory. Co-Promotion will begin on or about July 1, 1999 preceded by the appropriate training of the WFHC Sales Force. ORTHO may replace ORTHO TRI-CYCLEN with [*] or some other Oral Contraceptive as the Product being Co-Promoted, provided, such other ORTHO Oral Contraceptive is being promoted by ORTHO [*]. In addition to the aforementioned Products, the Parties agree to Co-Promote [*] when it is launched by ORTHO. WFHC must Co-Promote each such Product designated.

        4.3 WFHC's DETAILS. During the Term, WFHC shall deploy WFHC's Sales Force to Detail and Co-Promote the Products to Prescribing Physicians in the Territory as follows:

* Certain material (indicated by an asterisk) has been omitted from this document pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

               (a) WFHC will commit at least 100 sales representatives in 1999 and at least [*] sales representatives in each of 2000, 2001 and 2002 to Co-Promote Products. The [*] added sales representatives for 2000 shall be hired by [*], and trained and located in their sales territory as of the launch meeting of [*], provided ORTHO provides notice no later than [*] that it will hold a launch meeting in [*] for [*]. The [*] date will shift forward in time to a date which in 60 days after notice given to WFHC by ORTHO of a launch meeting, if notice is not given by [*].

               (b) The number of Details for 1999 shall be [*] and the number of Details for each of 2000-2002, assuming [*] representatives shall be [*].

               (c) On each Detail, WFHC agrees to make a Primary Presentation for each of the Products it is Co-Promoting at the time of the Detail. Moreover, WFHC agrees to present [*] on any single call with the Products, being Detailed in a [*]. In addition, the Products will represent at least [*] percent of the time spent by WFHC sales representatives during each Detail.

               (d) WFHC agrees to Detail, in 1999, [*] Prescribing Physicians with a minimum average frequency of [*] times for 1999 and [*] Prescribing Physicians in each of 2000-2002 with a minimum average frequency of [*] times per year, unless otherwise agreed in the Marketing Plan or WFHC expands its Sales Force as permitted in Section 4.4.

               (e) The Prescribing Physicians that the WFHC Sales Force Details hereunder will be determined by WFHC and provided to ORTHO prior to the Effective Date, provided, however, that if the Prescribing Physicians determined by WFHC differ by more than [*] from the top deciles of HRT High Prescriibers as determined by IMS data then WFHC must alter its list of

* Certain material (indicated by an asterisk) has been omitted from this document pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

Prescribing Physicians so that the WFHC list does not vary by more than [*] from the IMS data. Once this list is set, it can not be changed without prior written approval of ORTHO, provided, however, WFHC may add to the list if WFHC expands its Sales Force as recited in Section 4.4 with the proviso any expansion must still comply with the [*] rule recited in this Section 4.3 (e).

        4.4 EXPANSION OF CO-PROMOTION SALES FORCE. WFHC has the right at its sole option to expand the WFHC Sales Force to [*] sales representatives as of February 1, 2001 or February 1, 2002, provided WFHC provides ORTHO with 90 days prior written notice. No expansion of the WFHC Sales Force beyond [*] sales representatives is permitted without prior written approval by ORTHO. Moreover, WFHC may only expand if such expansion is in place as of February 1, of the year of expansion (eg., mid-year expansion is not permitted.) In the event of any expansion under this Section 4.4, WFHC's sales representatives shall be hired, trained, and in the territory wherein they will be Co-Promoting Product as of the date of expansion; eg., February 1, 2001 or February 1, 2002.

        4.5 EXPANSION OF SALE FORCE OUTSIDE OF CO-PROMOTION. If WFHC expands its complete sales force beyond the number of representatives included in this Co-Promotion, WFHC will maintain the agreed upon reach and frequency, without geographical distortion. As used herein, "geographical distortion" means that the geographic area that was covered before the expansion will receive equal or greater coverage after the expansion.

        4.6 SALES FORCE. All Detailing required under Section 4.3 shall be (a) done by regular, full-time members of WFHC's Sales Force, (b) of a quality equivalent to that provided by WFHC to product lines, it is currently promoting and (c) directed exclusively to the total coverage of Prescribing Physicians targeted in the Marketing Plan. WFHC shall be solely responsible for the

* Certain material (indicated by an asterisk) has been omitted from this document pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

cost and expense of fulfilling its Detailing obligations including, but not limited to salaries, travel, materials, training (except as expressly provided for under 5.1(e) and (f)) and compensation under Section 4.3. WFHC agrees that their current WFHC Sales Force as of the Effective Date has an average healthcare sales experience of at least 5 years and that all of their sales representatives hired after the Effective Date will have at least two years of experience in selling pharmaceutical products or devices in the field of women's health care, or, alternatively, three years of experience in detailing pharmaceutical products, in general.

        4.7 DETAILS IN EXTENDED TERM. The nature and extent of WFHC obligation to Detail the Product to Prescribing Physicians during any, extension beyond December 31, 2002 shall be consistent with WFHC's obligations in 2002.

        4.8 DETAIL REPORTS. WHFC, 30 days after each month, will provide to ORTHO on disk a record of their Detailing activity by physician and "rollable" to their territory, district and regional configuration. As soon as it is in place at WFHC, WFHC will provide such information as electronic tapes instead of on disk. This file will provide information on all calls to physicians, including the detail position of products presented by WFHC and samples that were left. A territory, zip code file of the WFHC alignment should be provided as a base and updated as each wave of WFHC expansion is completed.

        4.9    CO-PROMOTION AUDIT OF PERFORMANCE.

               (a) ORTHO shall have the right to review and audit WFHC's call reporting records during regular business hours to confirm satisfaction of the obligations set out in this Article IV where there is a substantial difference between WFHC's call reporting records and the records of the IMS auditing service or other pharmaceutical industry call reporting service utilized by ORTHO hereunder. If, after such review, the Parties are unable to agree as to the results of ORTHO's audit, ORTHO may demand a verification of any certification by audit of WFHC's call reporting system to be conducted by a mutually agreed upon auditor.

               (b) In addition, ORTHO representatives may attend local and national sales meetings and training meetings of WFHC. Moreover, ORTHO representatives may "ride" with WFHC sales representatives to monitor their performance. Futhermore, ORTHO may audit WFHC's Detailing performance using Fast Tape or some other commercially available service or product.

        4.10  EDUCATION PROGRAM.

               (a) A Continuing Medical Education (CME) Provider will be selected by WFHC to develop an educational program (the "Program"). The CME Provider will be responsible for all aspects relating to the development and implementation of the Program including the location, venue, participants and timing of all speaker programs, mailings, seminars, monographs, videotape reports, lectures and lecture series kits, newsletters and similar program and material and materials. Any content of materials that are a component of continuing medical education under the Program, shall be the responsibility of the CME Provider and not WFHC or ORTHO. The content of such Program will be the sole responsibility of the CME Provider in consultation with the medical faculties of the Health Advisory Board of WFHC and Medical Advisory Board which is established by the CME Provider.

               (b) ORTHO shall be responsible to co-support an educational grant to fund the development and implementation of the Program. The Parties have agreed on the overall strategy for the Program, but shall finalize the specific details of the Program including the tactical components and the corresponding budget within 30 days after signing of this Agreement, which shall be added to this Agreement as Exhibit B.

               (c) The Program will be developed in accordance with ACCME guidelines. The ownership of the Program will belong either to the independent education company(s) or the sponsoring institutions.

               (d) It is agreed and understood that this Program will not be the only educational program being funded by ORTHO in the field of women's healthcare.

                                    ARTICLE 5

                      ROLES AND OBLIGATIONS OF THE PARTIES

                              REGARDING THE PRODUCT

        5.1 ORTHO's ROLES AND OBLIGATIONS.

               (a) Product. As between the Parties, ORTHO shall have the sole right and responsibility to manufacture, label, distribute and sell the Product and to establish and modify the terms and conditions with respect to the sale of the Product, including, without limitation, the price at which the Product will be sold, any discount applicable to payments or receivables, and the like. All sales of Products will be booked by ORTHO.

               (b) Medical Inquiries. ORTHO shall respond to all medical questions or inquiries relating to the Products directed to each Party's respective sales force, unless such question or inquiry can be answered by reference to the FDA approved labeling and package insert. ORTHO shall designate a medical liaison to whom WFHC shall instruct the WFHC Sales Forces to direct medical questions or inquiries relating to the Product

               (c) Governmental Contact. WFHC shall notify ORTHO's regulatory affairs department upon being contacted by the FDA or any state drug regulatory agency or any comparable governmental agency in the Territory with respect to any regulatory purpose pertaining to the use of the Product by Prescribing Physicians. ORTHO shall also be responsible for maintaining the registration of the Product, obtaining and maintaining the authorization and/or ability to market the Product in the Territory, and for initiating and/or responding to all contacts with the FDA and other regulatory agencies in the Territory relating to the Products. ORTHO shall retain responsibility for communicating with all government agencies and satisfying all requirements regarding maintenance of approvals to market the Product in the United States; provided, however, that WFHC may respond to any agency's inquiry regarding the Product if and only if
(a) in the reasonable opinion of WFHC's counsel, such response is necessary to comply with the requirements of any law, governmental order or regulation, and
(b) WFHC has requested the agency to direct the inquiry to ORTHO instead of WFHC, and such agency has refused such request; but in any such event, unless in the considered opinion of WFHC's counsel there is a legal prohibition against doing so, WFHC shall immediately notify ORTHO of such agency's inquiry and of WFHC's intention to make such response. ORTHO shall be permitted to accompany WFHC to any meeting with such agency, take part in any such communications and receive copies of all such communications.

               (d) Regulatory Disputes/Lawsuits. ORTHO shall retain exclusive authority and responsibility for handling, in any manner it deems appropriate, any disputes or lawsuits with any regulatory agency regarding the regulatory status of the Product.

               (e) Promotional Materials. ORTHO shall provide WFHC with all required sales and promotional materials in accordance with the Marketing Plan then in effect. ORTHO shall provide WFHC with prompt notice of, and copies of, any changes in the label or labeling, or in the advertising, sales or promotional and training materials relating to the Products, or of any significant programs that may affect the marketing, sale or distribution of the Products to Prescribing Physicians.

               (f) Sales Training. ORTHO shall provide WFHC with training materials in sufficient quantity to allow WFHC to effectively train its sales force in the appropriate methods for Detailing the Products. ORTHO shall also provide training support during the launch phase of each Product and approximately once every six months during the Term (one trainer for 1-2 days), at ORTHO's expense and at WFHC's facility or a mutually agreed to site, to WFHC's Sales Force or trainers, as provided in Section 5.2(b).

               (g) Adverse Reaction Reporting. ORTHO shall retain exclusive authority and responsibility for the handling of any adverse drug experience (as defined in 21 CFR 314.80) reported to ORTHO involving the Product, including the filing with the FDA of any such reports that it receives directly from third parties or WFHC. ORTHO shall provide WFHC's Regulatory Department with copies of the periodic adverse drug experience reports, submitted to the FDA pursuant to 21 CFR 314.80(c)(2), at about the time of submission to the FDA. ORTHO shall promptly notify WFHC of any adverse drug experience report or series of adverse drug experiences that may affect the labeling of the Product or the use thereof in the Field.

               5.2 WFHC's ROLES AND OBLIGATIONS.

               (a) Promotion. WFHC shall, consistent with customary pharmaceutical business practices and all applicable laws, rules and regulations, train, deploy, motivate (through appropriate incentives), and direct the WFHC Sales Force to Co-Promote and Detail the Products to Prescribing Physicians using promotional and sales materials supplied by ORTHO in accordance with the Marketing Plan or as otherwise decided by the Executive Committee and implemented by the JMC. WFHC may supplement the ORTHO promotional and sales materials with its own, only if approved in writing by ORTHO in advance. Moreover, any information including but not limited to information communicated via the Internet and Scientific Publications mentioning the Product(s) (i) by name, (ii) by describing the Products or (iii) via an internet link to the Products, which WFHC intends to publish, disclose or otherwise distribute must be approved in writing in advance by ORTHO.

               (b) Training. As soon as practicable after the Effective Date, WFHC shall have members of its sales training department meet with ORTHO as required to acquire knowledge about the Products, the Marketing Plan and the marketing strategies for the Product to facilitate training of its representatives. ORTHO and WFHC shall have the right to participate in each other's respective national sales meetings during the Co-Promotion Term. All out-of-pocket expenses incurred by either Party relating to any training provided by ORTHO or for attending WFHC's national sales meeting or the joint launch program shall be borne by the Party incurring the same, including without limitation, travel and lodging expenses. WFHC shall use the training materials supplied by ORTHO in training its Sales Force.

               (c) Orders. WFHC is not authorized to solicit or accept sales orders for the Product. If, for any reason, WFHC should receive sales orders for the Product, WFHC shall promptly forward such orders to ORTHO as soon as practicable.

                                    ARTICLE 6

                                  COMPENSATION

        Examples of the calculations using the formulas in this Article 6 will be prepared by ORTHO and attached as Exhibit C within 30 days of the Effective Date.
        6.1 [*] COMPENSATION 2000. WFHC will be compensated by ORTHO for its Co-Promotion of [*] for the year 2000 as recited herein. Forty-five days after the end of each calendar quarter, ORTHO will determine the total number of prescriptions written for [*] to Initial [*] Physicians during the preceding calendar quarter by WFHC Called on Physicians using data from the IMS auditing service ("Total WFHC [*] Prescriptions or "P" "). The [*] Net Sales Price ("N") will be the forecasted net price per prescription as used in ORTHO's annual business plan forecast. This Net Sales Price N may be adjusted in periodic business plan adjustments during the year.

               The following formula will be used to calculate the [*] [*] (T)(1) owed to WFHC for the preceding quarter.

                                  [*]
               wherein


* Certain material (indicated by an asterisk) has been omitted from this document pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

               T(1) equals the total [*] due to WFHC for the quarter;

               P equals the total [*] Prescriptions written by Initial
                 [*] Physicians Detailed by the WFHC Sales Force as defined above;

               N equals the [*] Net Sales Price as defined above; and

               R equals the [*] which is

                   ---------------------------------------------------------------
                   Time Period After Launch                              [*] Rate
                        of [*]
                   ---------------------------------------------------------------
                     [*] Launch Year 1                                     [*]
                   ---------------------------------------------------------------
                     [*] Launch Year 2                                     [*]
                   ---------------------------------------------------------------
                     [*] Launch Year 3                                     [*]
                   ---------------------------------------------------------------
                     [*] Launch Year 4*                                    [*]
                   ---------------------------------------------------------------

               * Assuming there is an Extended Term

        6.2 [*] COMPENSATION AFTER 2000. In the case wherein WFHC has not increased the WFHC Sales Force beyond the [*] sales representative it is required to employ in 2000, then the formula used in Section 6.1 will be used to calculate compensation for WFHC for [*] Co-Promotion. However, if WFHC increases the WFHC Sales Force as is permitted hereunder, the WFHC will be compensated by receiving a total payment C calculated according to the formula:

* Certain material (indicated by an asterisk) has been omitted from this document pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

                                      [*]

               wherein

                       T(2) is the [*] due on incremental sales generated by
               prescriptions written by New Physicians and calculated by the following formula:

                              [*]
               wherein
                      A is the total prescriptions for [*] written by the New
               Physicians for the current calendar quarter;
                      B is the total prescriptions for [*] written by the New
               Physicians in the last full calendar quarter just prior to WFHC increasing its WFHC Sales Force;
                      N equals the [*] Net Sales Price per prescription as used
               in ORTHO's business plan in the quarter for which compensation is being calculated.

        6.3 FORECASTED MONTHLY PAYMENTS. In order to provide WFHC with more frequent payments than quarterly payments, ORTHO will forecast the [*] payments T(1) and T(2) for each quarter at the beginning of each year and then make monthly payments at the end of each month based on the forcasted quarterly values for T(1) and T(2). At the end of each quarter when T(1) and T(2) are calculated the past three monthly payments will be reconciled with the actual compensation due and based on the reconciliation, either a credit will be taken against future forecasted monthly payments or an equalizing payment will be made to WFHC. ORTHO may adjust its monthly forecasted payment based on changes made to its business plan forecast. At


* Certain material (indicated by an asterisk) has been omitted from this document pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

the time that ORTHO makes its' quarterly compensation payment (T(1) and T(2)) for the fourth quarter, ORTHO will also calculate the Net Sales Price as recorded in ORTHO's financial records (records which may either be subject to ORTHO's independent audit or provide support for records subject to ORTHO's independent audit) for the past year. This Net Sales Price will be calculated by dividing Net Sales for [*] as reported by ORTHO by units of [*] shipped for sale. The Net Sales Price per unit will then be converted to Net Sales Price per prescription using the prescription to cycle ratio provided by IMS for that year. If the Net Sales Price recorded by ORTHO for the year is greater than the per unit Net Sales Price forecasted for the year, ORTHO will pay to WFHC an equalization payment that will adjust the compensation payments (T(1) and T(2)) for the year by the impact of the increase in Net Sales Price on the year. If actual Net Sales Price is lower than the forecasted Net Sales Price, ORTHO will credit against the compensation payments (T(1) and T(2)) to WFHC an amount that will reduce such payments by the impact of the decrease in Net Sales Price on the year.

        6.4 COMPENSATION FOR ORTHO TRI-CYCLEN/[*]. ORTHO will compensate WFHC for the Co-Promotion of ORTHO TRI-CYCLEN or any Oral Contraceptive substituted therefore hereunder according to the procedure recited herein. (It is understood that, if another ORTHO Oral Contraceptive is substituted, reference to ORTHO TRI-CYCLEN in the formulas will be replaced with the new ORTHO Oral Contraceptive.)

               (a) Compensation to WFHC. For each calendar quarter compensation to WFHC (Z) will be calculated according to the following formula:

                    Z=(N(1)-M(1))-(N(2)-M(2))X(F)X(W)X([*])

* Certain material (indicated by an asterisk) has been omitted from this document pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

                wherein W is [*] for that portion of the calculation wherein (N(1)-M(1))-(N(2)-M(2)) <= [*] and [*] for any increment over
                [*].

                      If Z is a negative number no compensation will be paid to WFHC.

               (b) The Calculation of the Value for F. The value of F will be calculated each year as follows:

               On or about December 1, of each calendar year beginning December 1, 1999 ORTHO will calculate the value (V) of the Total Oral Contraceptive Market for the following year. (This valuation will be the same valuation as used by ORTHO internally to forecast sales for the following year).


               The value (V) will be calculated as follows:

                                              V = E x O

               wherein

               V is the value of the Total Oral Contraceptive Market;

               E is the number of prescriptions forecasted by ORTHO to be written for the Total Oral Contraceptive Market in the following year; and

* Certain material (indicated by an asterisk) has been omitted from this document pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

               O is the ORTHO Net Sales Price per prescription which is used in the Net Sales forecasted in ORTHO's business plan for the sale of ORTHO Oral Contraceptives in the following year

The value (V) of the Total Oral Contraceptive Market will then be segmented using the prescriptions written by Prescribing Physicians Detailed by WFHC (V(1)). Specifically, V(1) is calculated as follows:

                                        D(1)
                                V(1)= V(----)
                                         R
wherein

V(1) is the Segmented Value of the Total Oral Contraceptive Market attributed to WFHC; D(1) is the prescriptions written in the past 3 full calendar quarters* in the Total Oral Contraceptive Market by those Prescribing Physicians Detailed by WFHC; and

R is the total prescriptions written in the past three full calendar quarters* in the Total Oral Contraceptive Market by all physicians.

*In December 1999 when calculating the value V(1) for 2000, the past three full calendar quarters will be the past five months to correspond to a July 1, 1999 Co-Promotion Launch.


Then, the Share Point Value (S(1)) for WFHC for the following year is calculated as follows:

                                      V(1)
                                S(1)= ---
                                      100

Then, the Net Share Value (F) for WFHC for the following year is calculated as follows:


                                  F= S(1)(1-G)
wherein

G is the Cost of Goods Sold for ORTHO's Oral Contraceptives for the past three calendar quarters expressed as a percent of Net Sales of ORTHO's Oral Contraceptives.


FOR 1999 ONLY, the Net Share Value (F) will be calculated after the Effective Date by ORTHO and communicated to WFHC. It will be calculated using the formulas above, with the following modifications.

E is the number of prescriptions that was forecasted by ORTHO in its 1999 business plan to be written for the Total Oral Contraceptive Market in 1999 and

O is the ORTHO Net Sales Price per prescription which is used in the Net Sales forecasted in ORTHO's business plan for 1999 for the sale of ORTHO Oral Contraceptives in 1999

D(1) is the prescriptions written in the 3rd and 4th calendar quarters of 1998 and 1st quarter of 1999 in the Total Oral Contraceptive Market by those Prescribing Physicians to be Detailed by WFHC in 1999; and

R is the total prescriptions written in the 3rd and 4th calendar quarters of 1998 and 1st quarter of 1999 in the Total Oral Contraceptive Market by all physicians.

G is the Cost of Goods Sold for ORTHO's Oral Contraceptives in the 3rd and 4th calendar quarters of 1998 and 1st quarter of 1999 expressed as a percent of Net Sales of ORTHO's Oral Contraceptives

               (c) Market Share Calculations. After July 1, 1999 but before the end of the first calendar quarter during which the Co-Promotion of ORTHO TRI-CYCLEN begins, ORTHO agrees to calculate the Base Market Share of ORTHO's Oral Contraceptive Market for each of

WFHC and ORTHO, based on the Prescribing Physicians that only the ORTHO Sales Force will be Detailing and the Prescribing Physicians the WFHC Sales Force will be Detailing, for ORTHO TRI-CYCLEN during the Term. The Base Market Share for WFHC M(1) will be calculated according to the following formula:

                                      K(1)
                                M(1)= ---
                                      J(1)

wherein

K(1) is the number of prescriptions written for ORTHO Oral Contraceptives by the Prescribing Physicians (who will be Detailed by the WFHC Sales Force during the Co-Promotion of ORTHO-TRI-CYCLEN) during the 12 months prior to the start of the Co-Promotion of ORTHO TRI-CYCLEN; and

J(1) is the prescriptions written by the Prescribing Physicians (who will be Detailed by WFHC Sales Force during the Co-Promotion of ORTHO TRI-CYCLEN) who wrote prescriptions for all Oral Contraceptives during the 12 months prior to the start of the Co-Promotion of ORTHO TRI-CYCLEN.

The Base Market Share for ORTHO (M(2)) will be calculated according to the following formula:

                                      K(2)
                                M(2)= ---
                                      J(2)

wherein

K2 is the prescriptions written for ORTHO Oral Contraceptives by the Prescribing Physicians (who will be Detailed by only ORTHO Sales Force during the Co-Promotion of ORTHO Tri-Cyclen) during the 12 months prior to the start of the Co-Promotion of ORTHO Tri-Cyclen; and

J(2) is the prescriptions written by the Prescribing Physicians (who will be Detailed only by ORTHO Sales Force during the Co-Promotion of ORTHO Tri-Cyclen) who wrote prescriptions for all Oral contraceptives during the 12 months prior to the start of Co-Promotion of ORTHO Tri-Cyclen.

Thereafter, 30 days after the end of each calendar quarter in which ORTHO Tri-Cyclen is being Co-Promoted during the Term, each of WFHC's and ORTHO's Current Market Shares (N(1) and N(2), respectively) will be calculated as follows:

                                      L(1)
                                N(1)= ---
                                      Q(1)

wherein

N(1) is WFHC's Current Market Share;

L(1) is the number of prescriptions written for ORTHO Oral Contraceptives by Prescribing Physicians Detailed by the WFHC Sales Force during each preceding calendar quarter back till the date the Co-Promotion of ORTHO Tri-Cyclen began (hereinafter the "Cumulative Quarters"); and

Q(1) is the number of prescriptions written for all Oral Contraceptives by Prescribing Physicians Detailed by the WFHC Sales Force during the Cumulative Quarters.

                                      L(2)
                                N(2)= ---
                                      Q(2)

wherein

N(2) is ORTHO's Current Market Share

L(2) is the number of prescriptions written for ORTHO Oral Contraceptives by Prescribing Physicians Detailed only by the ORTHO Sales Force during the Cumulative Quarters; and

Q(2) is the number of prescriptions written for all Oral Contraceptives by Prescribing Physicians Detailed only by the ORTHO Sales Force during the Cumulative Quarters.

        6.5 QUARTERLY PAYMENTS. The value of Z will be calculated within forty-five (45) days of the end of each quarter and paid to WFHC minus any minimum payments made during that past quarter. At the time ORTHO makes its quarterly compensation payment Z for the fourth quarter, ORTHO will calculate the Net Sale price as recorded in ORTHO's financial records (which may either be subject to ORTHO's independent audit or provide support for records subject to

ORTHO's independent audit) for the past year. This Net Sales Price will be calculated by dividing Net Sales for [*] as reported by ORTHO by units of [*] shipped for sale. The Net Sales Price per unit will then be converted to Net Sales Price per prescription using the prescription to cycle ratio provided by IMS for that year. If the Net Sales Price recorded by ORTHO for the year is greater than the per unit Net Sales Price forecasted for the year, ORTHO will pay to WFHC an equalization payment that will adjust the actual total compensation Z for the year by the impact of the increase in Net Sales Price on the year. If the actual Net Sales Price is lower than the forecasted Net Sales Price, ORTHO will credit against the compensation payment Z to WFHC an amount that will reduce such payment by the impact of the decrease of Net Sales Price on the year. Further, at the time ORTHO makes its quarterly compensation payment Z for the fourth quarter, ORTHO will also calculate the value of V for the preceding year based on actual IMS data for that year. If the value of V is higher than forecasted for the year, an equalization payment will be made to increase the total payment of Z for the year for the impact of the increase in the market. If the value of V is lower than forecasted for the year, ORTHO will credit its next compensation payment by an amount that will reduce the total compensation Z.

        6.6 MINIMUM PAYMENTS. ORTHO will make the following minimum payments to WFHC in consideration for WFHC Co-Promoting ORTHO-TRI-CYCLEN/[*] or other ORTHO Oral Contraceptive:

                            YEAR                           MINIMUM PAYMENT
                            ----                           ---------------

                            2000                            $[*]
                            2001                            $[*]
                            2002                            $[*]


* Certain material (indicated by an asterisk) has been omitted from this document pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

These minimum payments will be made in monthly payments at the end of each month beginning January 2000. Notwithstanding the foregoing, if at the end of any quarter the value of Z is < 0, a credit for the immediate past quarter monthly minimum payments, if any, will be taken against the next quarter's payment of Z and future minimum payments Moreover, minimum payments will not be resumed until after the value of Z is positive. If as a result of not making minimum payments it turns out they should have been paid, based on the calculation for Z for that quarter such minimums will be due and payable with the quarterly payment of Z and minimum payments will be resumed..

        6.7  PENALTIES.

        (a) [*]. If WFHC fails to make [*] of its obligated Primary Presentations for [*] during any given calendar quarter, the penalty shall be a percent deduction from total compensation due for that quarter for [*] according to the following table:

          NUMBER OF PRESENTATIONS FOR                  PERCENT PENALTY ON COMPENSATION FOR
                   [*]                                             [*]
          ---------------------------                  -----------------------------------
             More than [*]                                        No Penalty
                [*]                                              [*] Penalty
                [*]                                              [*] Penalty
                [*]                                              [*] Penalty

        (b) ORTHO-TRI-CYCLEN/[*] If WFHC fails to make at least [*] of its Primary Presentations for ORTHO-TRI-CYCLEN/[*] or other ORTHO Oral Contraceptive during any given calendar quarter, the minimum payments paid for that quarter shall be refunded to ORTHO by crediting those minimum amounts against future minimum

* Certain material (indicated by an asterisk) has been omitted from this document pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

payments due and compensation payments Z. Moreover, minimum payments will not be resumed until after the Primary Presentations for such oral contraceptive Product for a calendar quarter is [*] or more. If as a result of not making minimum payments it turns out they should have been paid, based on the fact that the Primary Presentations made for that quarter turn out to be [*] or greater, such minimums will be due and payable with the quarterly payment of Z and minimum payments will be resumed.

         6.8 ORTHO-EST DISTRIBUTION AGREEMENT. If WFHC fails to make timely payments due under the Distribution Agreement between ORTHO and WFHC in connection with ORTHO-EST, ORTHO may deduct such overdue amounts from any payments owed to WFHC hereunder.

                                    ARTICLE 7

                               ACCOUNTING REPORTS

        7.1 QUARTERLY REPORTS. Within forty-five (45) days after the last day of each calendar quarter, ORTHO will submit to WFHC an accounting report of compensation owed by ORTHO to WFHC for the past calendar quarter together with the appropriate payment.

        7.2 AUDIT. The Parties shall keep accurate records of all data used for the purpose of making the reports provided for in Section 7.1 which shall contain sufficient detail to permit a determination of the accuracy of the reports. Either Party, by and through its authorized third party representatives, shall have the right, at its own expense and upon reasonable notice, to audit all of the relevant books and records of the other Party that are directly related to the promotion, Detailing and/or sale of the Product in order to determine the accuracy of the quarterly reports and to verify the computation of amounts due and owing, subject to the following, unless for good cause shown:

* Certain material (indicated by an asterisk) has been omitted from this document pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

                (a) Such audit will be limited to the period of three (3) years following termination or expiration of this Agreement (or such longer period as such records may be required to be available by law or regulation);

                (b) No period of time shall be audited more than once; and

                (c) No audit shall be requested more than once in any twelve
(12) month period.

        7.3 OBJECTIONS. All reports and all information contained therein provided to a Party pursuant to this Article 7 shall be deemed conclusive and binding upon such Party unless written objection shall be lodged with the other Party within one (1) year from the date of such report, except that objections discoverable only upon audit shall be reserved for a period of three (3) months after completion of an audit in which the facts giving rise to the objection are discovered, regardless of when the audit is performed.

        7.4 OVERDUE PAYMENT. In the event any payment due hereunder is not made when due, the payment shall accrue interest (beginning on the date such payment is due) calculated at the rate of one percent (1.0%) per month and such payment when made shall be accompanied by all interest so accrued.

                                    ARTICLE 8

                                SAMPLING PROGRAM

        8.1 SAMPLES. ORTHO shall provide WFHC with samples, in amounts consistent with the amounts it provides to the ORTHO Sales Force promoting Products at no cost, according to the Marketing Plan, which will recite how many samples will be distributed, when and where.

        8.2 COMPLIANCE WITH LAW. All activities in connection with the distribution of samples shall be conducted in a manner which conforms to (a) the Marketing Plan and (b) the Prescription Drug Marketing Act of 1987, as may be amended from time to time, and applicable state laws and regulations. Each Party shall be responsible for compliance with the Prescription Drug Marketing Act of 1987, as may be amended from time to time.

                                    ARTICLE 9

                    REPRESENTATION, WARRANTIES AND COVENANTS

        9.1 FDA APPROVAL. ORTHO represents and warrants to WFHC that the data submitted to the FDA in support of the approval of the Product in the Territory is complete and accurate in all material respects.

        9.2 LABELING. ORTHO covenants that the Product labeling and the related sales, advertising, promotional and training materials provided to WFHC by ORTHO (except for any such materials provided at the request or specification of WFHC, with respect to which WFHC provides the same covenant) shall conform to the FDA approved labeling for the Product and will comply with all applicable laws and regulations.

        9.3 MANUFACTURE. ORTHO covenants that it shall manufacture the Product in accordance with the provisions of the Federal Food, Drug and Cosmetic Act and the FDA's Current Good Manufacturing Practices and regulations promulgated thereunder, relating to the manufacture of pharmaceutical products.

        9.4 YEAR 2000. Each Party represents and warrants to the other that, to the best of its knowledge, no Year 2000 Problem, as defined below, exists or will exist during the Term with respect to any computer system, software or equipment that is owned, leased or licensed by such Party or its Affiliates, that will materially interfere with such Party's ability to perform under this Agreement. If such a Year 2000 Problem does exist, the affected Party will use reasonable efforts to correct it. A "Year 2000 Problem" means a date-handling problem relating to the Year 2000 date change that would cause a computer system, software or equipment to fail to correctly perform, process and handle date-related data for the dates within and between the 20th and 21st centuries and all other centuries.

        9.5 WFHC SALES FORCE. WFHC covenants that it shall deploy the WFHC Sales Force to Co-Promote the Product.

                                   ARTICLE 10

                                 INDEMNIFICATION

        10.1 ORTHO AND WFHC. ORTHO and WFHC shall each indemnify and hold harmless the other Party and their officers, directors, agents, employees and Affiliates against and from any and all claims, suits, judgments, expenses (including reasonable attorney fees), losses, liabilities and damages (collectively, "Claims") which the other Party may incur or suffer which arise out of or are based upon (i) the material default by such Party in the performance of any obligation of or agreement made by such Party in this Agreement or the material breach of any warranty, representation, or agreement made by such Party in this Agreement,
(ii) the acts or omissions to act of the agents, servants or employees of such Party related to their obligations under or actions taken pursuant to this Agreement, including, without limitation, acts or omissions to act which are:
(a) intentional misconduct or negligent acts or omissions to act or (b) outside of the scope of the permissible conduct of such agents, servants or employees as required in view of the terms of this Agreement, FDA approval of the Product, or any rules or regulations of the FDA or any other governmental agency, authority or entity, including, but not limited to, making claims for the Product beyond the approved labeling, failing to provide the approved package insert as may be required with the Product or recommending use in non-indicated patients; and
(iii) any and all actions, suits, proceedings, demands, assessments, judgments, reasonable costs and legal and other expenses incident to any of the foregoing.

        10.2 ORTHO. ORTHO further agrees to defend, indemnify and hold harmless WFHC, its officers, directors, agents, employees and Affiliates, from and against (i) all claims, monetary judgments, assessed damages and reasonable attorney fees incurred by or assessed against WFHC for activities prior to any termination of this Agreement on account of any claim that the manufacture, use or sale of the Product in the Territory infringes the patent, trademark or other intellectual property right of any third party, or (ii) any Claims on account of personal injuries (including death) or product liability claims or other loss or damage to third parties resulting from or relating to the manufacture, labeling, sale or use of the Product, unless and to the extent such loss or damage was primarily due to the negligence, recklessness or willful misconduct of WFHC (whether committed by affirmative act or by omission).


        10.3 PROCEDURE. The Party seeking indemnification (the "Indemnified Party") shall inform the other Party promptly of any such Indemnifiable Claim which is brought against it and shall, to the extent such Indemnifiable Claim is brought by a third party, at the other Party's request, cooperate fully with the other Party in defending such Indemnifiable Claim. The Indemnified Party, at its expense, shall have the right to advise and consult on and participate in any related suit or proceeding, subject to the ultimate control of the Indemnifying Party. The other Party ("Indemnifying Party") shall have full control over the suit or proceedings, including the right to settle, through counsel of its choice who is reasonably acceptable to the Indemnified Party; provided, however, the Indemnifying Party will not, absent the consent of the Indemnified Party (which consent will not be unreasonably withheld), consent to the entry of any judgement or enter into any settlement that (1) provides for any relief other than the payment of monetary damages for which the Indemnifying Party shall be solely liable and (2) where the claimant or plaintiff does not release the Indemnified Party from all liability in respect thereof. If the Indemnifying Party declines to accept control of the defense of such claim or action, the Indemnified Party may retain counsel at the expense of the Indemnifying Party and control the defense of the claim or action, provided that the claim or action may not be settled by the Indemnified Party without the approval of the Indemnifying Party, which settlement shall not be unreasonably withheld or delayed. If the Indemnifying Party elects to assume the defense of any claim or action, such party shall not settle the same without the consent of the Indemnified Party if such settlement would impose any monetary or other material obligation or burden on the Indemnified Party or require the Indemnified Party to submit to a temporary restraining order or an injunction or otherwise limit the Indemnified Party's rights under this Agreement. Any payment made by the Indemnifying Party to settle any such claim or action shall be at its own cost and expense.

        10.4 INSURANCE. WFHC agrees to maintain (a) workers' compensation insurance for all of its employees, the limits of which shall be statutory, and
(b) commercial general liability and automobile insurance with limits of not less than $5,000,000 and $1,000,000, per occurrence, respectively.

                                   ARTICLE 11

                                 CONFIDENTIALITY

        11.1 CONFIDENTIAL INFORMATION. Except to the extent expressly authorized by this Agreement or otherwise agreed to by the Parties in writing, the Parties agree that, during the Term and for five (5) years thereafter, the receiving party shall keep strictly confidential and shall not publish or otherwise disclose or use in any way or for any purpose other than as provided for in this Agreement any Confidential Information furnished to it by the other Party pursuant to this Agreement, except to the extent that the receiving party can establish by competent evidence that such Confidential Information:

                  (a) is already lawfully known to the recipient at the time of disclosure as documented by recipient; or

               (b) is or becomes generally available to the public other than through any act or omission of the recipient in breach of this Agreement; or

               (c) is acquired by the recipient from a third party having, to recipient's best knowledge, the lawful right to disclose same; or

               (d)    is required by law to be disclosed; or

               (e) is required to be disclosed in order to exercise rights granted or retained pursuant to this Agreement, provided that any such disclosure will be subject to use and disclosure restrictions similar to those provided herein. Each Party shall use the same efforts to keep secret and prevent the disclosure of such Confidential Information to parties, other than its agents, officers, employees and representatives authorized to receive such Confidential Information and who are bound by use and disclosure restrictions similar to those provided herein, as it would use with respect to is own confidential and proprietary information. Confidential Information shall remain the sole and absolute property of the disclosing party, subject to the rights granted herein.

        11.2 SURVIVAL. In the event this Agreement is terminated for any reason by either Party, or expires, as provided herein, each Party agrees to return to the other, and thereafter refrain from using, all Confidential Information given to it by the other Party, provided that each party may retain one copy of such information in its law department files solely for evidentiary purposes. All provisions of this Section shall survive the expiration or termination of this Agreement.

        11.3 PRIOR NOTICE. If a receiving party is required by law or rules or regulations of any governmental agency or authority or any stock exchange to disclose Confidential Information of the disclosing party, the receiving party shall, prior to making any such disclosure, give the disclosing party sufficient advance written notice to permit the disclosing party to seek a protective order or other similar protection with respect to such Confidential Information, and thereafter shall disclose only the minimum information which, in the opinion of its counsel, is required to be disclosed in order to comply with the legal requirements imposed on such party, whether or not a protective order or other similar protection is obtained, and to the extent possible, only under conditions of confidentiality.

                                   ARTICLE 12

                            TRADEDRESS AND PACKAGING

        12.1 TRADEMARK. Only ORTHO's Trademark and logo will appear on any Product and packaging. Both ORTHO's and WFHC's Trademarks and logos will appear on all jointly used printed promotional materials. Neither Party shall acquire any rights in the other Party's name or logo on account of the use thereof pursuant to this Agreement. Neither Party shall use the other Party's trademark or logo on any promotional, educational and/or training materials without the consent of the other Party.

                                   ARTICLE 13

                                TERM-TERMINATION

        13.1 INITIAL TERM. This Agreement shall remain in effect during the Initial Term, unless earlier terminated by either Party in accordance with
Section 13.3 or Section 13.4.

        13.2 EXTENDED TERM. Subject to the Parties' rights to terminate this Agreement as provided below, WFHC shall have the option to extend the Initial Term for an additional year until December 31, 2003, provided WFHC has provided ORTHO notice of its intent to extend the term on or before October 1, 2002 and has achieved the performance goals recited in Section 13.3.

        13.3 PERFORMANCE GOALS WFHC ACHIEVES.

               (a) A market share of [*] in the audience (the prescribing physicians that WFHC's Sales Force was Detailing during the past 3 months) of [*] share of the Combination HRT Market during the third calendar quarter of 2002 or total [*] prescriptions reach [*] over the twelve rolling months ending October 1, 2002, and

               (b) WFHC Called-on Physicians segment is [*] market share points higher for [*] than the physician segment called-by the ORTHO Sales Force but not the WFHC Sales Force and

               (c) (N1-M1)-(N2-M2)> [*] over the twelve rolling months ending October 1, 2002.

        13.4 OPTION TO TERMINATE.

               (a) Notwithstanding any provision herein to the contrary, ORTHO shall have the right, at its sole option, to terminate this Agreement as follows:

                        (i) upon not less than thirty (30) days' advance written notice to WFHC in the event there is a change of control of WFHC (a "change of control" shall be deemed to have occurred if any third party that is not an Affiliate of WFHC (A) acquires a majority of the shares of WFHC or a right to control the voting of a majority of WFHC shares, (B) acquire sufficient shares or the right to control the votes of sufficient shares to enable such third party to

* Certain material (indicated by an asterisk) has been omitted from this document pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

elect a majority of WFHC's Board of Directors, or (C) acquires the power through share ownership or otherwise to designate a majority of WFHC's Board of Directors); or

                      (ii) on a Product-by-Product basis, immediately if ORTHO fails to obtain or loses applicable regulatory or marketing approval for any of the Products in the Territory provided that any provision of this Agreement relating to such terminated Products shall also be terminated ; or

                      (iii) upon 30 days advanced written notice if either or both of Mr. David Hale or Mr. Edward Calesa are no longer associated with WFHC (other than as a result of death or disability); or

                      (iv) upon 30 days written notice if the Launch Date for [*] does not occur or it is not approved for marketing by the FDA on or before October 1, 2000 or the Product loses applicable regulatory or marketing approval; or

               (b) Notwithstanding any provision herein to the contrary, WFHC shall have the right, at its sole option, to terminate this Agreement as follows:

                      (i) upon 30 days written notice, if the Launch Date for [*] does not occur or it is not approved for marketing by the FDA on or before October 1, 2000 or the Product loses applicable regulatory or marketing approval; or

                      (ii) on a Product-by-Product basis, immediately if ORTHO fails to obtain or loses applicable regulatory or marketing approval for any of the Products in the Territory provided that any provision of this Agreement relating to such terminated Products shall also be terminated; or


* Certain material (indicated by an asterisk) has been omitted from this document pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

        13.5 TERMINATION FOR EVENT OF DEFAULT. Notwithstanding Section 13.1, either Party may, in addition to exercising any other available legal or equitable rights or remedies, terminate this Agreement, effective immediately upon the expiration of any applicable cure period, upon the occurrence of an Event of Default (as defined below) with respect to the other Party. The term "Event of Default" with respect to a Party means the occurrence of any of the following events:

               (a) Except as provided in Section 13.4(b) below, the failure of a Party to comply with or perform any material non-monetary provision of this Agreement, and such failure remains uncured for sixty (60) days following written notice of such failure (if such default is cured within the cure period, such written notice shall be null and void), provided that, if the defaulting party can establish to the reasonable satisfaction of the other party that it is diligently and actively pursuing a cure at the expiration of the cure period, and that the default is reasonably capable of being cured, then the cure period shall be extended for so long as a cure is being diligently and actively pursued, not to exceed 120 days in the aggregate. For purposes of this Section 13.4(a), a breach of a "material, non-monetary provision" shall include, but not be limited to, a failure by WFHC to make at least [*] of its obligated Primary Presentations for three or more consecutive quarters, provided, however, ORTHO provided notice to WFHC within sixty (60) days after each of the first and second consecutive quarter of its intent to terminate under this provision if performance is not improved.

               (b) The failure of a Party to comply with or perform any material monetary provision of this Agreement, and such failure remains uncured for thirty (30) days following

* Certain material (indicated by an asterisk) has been omitted from this document pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

written notice of such failure (if such default is cured within such period, such written notice shall be null and void).

               (c) A Party (i) becomes generally unable to pay its debts as they mature, (ii) is the subject of a voluntary or involuntary petition in bankruptcy or of any other proceeding under bankruptcy, insolvency or similar laws which, if involuntary, is not dismissed within sixty (60) days of the date filed, (iii) makes an assignment for the benefit of creditors, (iv) is named in, or its property is subject to, a suit for the appointment of a receiver which is not dismissed within sixty (60) days of the date filed, or (v) is dissolved or liquidated.

        13.6 EFFECT OF TERMINATION.

               (a) Upon termination or expiration of this Agreement, neither WFHC nor its Affiliates shall thereafter have any further rights to market, Detail, promote or sell the Product, except as otherwise specifically provided herein.
               (b) Termination or expiration of this Agreement shall not operate to release any Party from any obligation or liability incurred under the terms of this Agreement prior to or upon termination or expiration of this Agreement, including the payment of any amounts due but unpaid by one Party to the other, or from any obligations provided for in this Agreement which survive termination of this Agreement.

                                   ARTICLE 14

                          INTELLECTUAL PROPERTY RIGHTS

        14.1 RIGHTS. WFHC acknowledges that ORTHO and/or its Affiliates owns and retains all proprietary and property interests and rights in (a) all Trademarks, patents, copyrights or other property rights regarding the Product, including, but not limited to, all regulatory filings and approvals relating to the Product, and (b) all supporting sales and promotional material. WFHC also acknowledges that no right or license is granted to WFHC hereunder with respect to (a) and (b) above, except for the right to use such materials in the Detailing and promotion of the Product in accordance with the terms of this Agreement.

        14.2 INFRINGEMENT. WFHC shall advise ORTHO promptly upon its becoming aware of any infringement by a third party of any patent or Trademark related to the Product. ORTHO may take such commercially reasonable action as may be required to restrain or otherwise prevent such infringement. WFHC shall cooperate fully with and as requested by ORTHO, at ORTHO's expense, in ORTHO's attempt to restrain such infringement.

                                   ARTICLE 15

                               DISPUTE RESOLUTION

        15.1 INITIAL RESOLUTION. In the case of any disputes between the Parties arising from this Agreement, and in case this Agreement does not provide a solution for how to resolve such disputes, the Parties shall discuss and negotiate in good faith a solution acceptable to both Parties and in the spirit of this Agreement. If after negotiating in good faith pursuant to the foregoing sentence, the Parties fail to reach agreement, then the President of ORTHO and the President of WFHC shall discuss in good faith an appropriate resolution to the dispute. If these executives fail, after good faith discussions, to reach an amicable agreement, then either Party may upon written notice to the other submit to binding arbitration pursuant to Section 15.2.

        15.2 ARBITRATION. Any claim, dispute or controversy arising out of or in connection with or relating to this Agreement, (including, without limitation, disputes with respect to the rights and obligations of the Parties following termination) not settled by the procedures set forth in Section 15.1 above or the breach or alleged breach of a material provision of this Agreement shall be adjudicated by arbitration in accordance with the Arbitration Proceedings as set forth in Appendix A attached hereto.

                                   ARTICLE 16

                                  MISCELLANEOUS

        16.1 INDEPENDENT CONTRACTOR. The cooperation between the Parties as set forth in this Agreement will not constitute, nor be construed as constituting, a partnership or a relationship of agent and principal. Neither Party shall, under any circumstance, act as, or represent itself to be, a partner, agent or a representative of the other. Neither Party shall have any responsibility for the firing, compensation, or employee benefits of the other Party's employees. No employee or representative of either Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose a contractual or other liability on the other Party without said Party's prior authorized written approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, the legal relationship of the Parties under this Agreement shall be that of independent contractors.

        16.2 NOTICE. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given when personally delivered, telecommunicated (with confirmation), delivered by overnight courier or mailed prepaid first class registered or certified mail and addressed to the Party for whom it is intended at its record address, and such notice shall be effective upon receipt, if delivered personally, telecommunicated, or by overnight courier, or shall be effective five (5) days after it is deposited in the mail, if mailed. The record addresses and facsimile number of the Parties are set forth below:

               If to WFHC:   Women First HealthCare, Inc.
                             12220 El Camino Real
                             Suite 400
                             San Diego, CA. 92130
                             Attn:  President
                             Facsimile No.:  (619) 509-3888
                             Phone No.:     (619) 509-1171


               If to ORTHO:  Ortho-McNeil Pharmaceutical, Inc.
                             U.S. Route #202 South
                             Raritan, NJ  08869-0602
                             Attn:  President


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


                             Facsimile No.:  (908) 707-9757

               with a copy:  Johnson & Johnson
                             One Johnson & Johnson Plaza
                             New Brunswick, NJ  08933
                             Attn: Office of General Counsel
                             Facsimile No.: (732) 524-2788

Any Party, at any time, may change its previous record address or facsimile number by giving written notice of the change to the other Party as herein provided.

        16.3 FORCE MAJEURE. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by government action, war, fire, explosion, flood, strike, lockout, embargo, act of God, or any other similar cause beyond the control of the defaulting Party; provided, however, that the Party claiming force majeure has exerted all reasonable efforts to avoid such force majeure and has given prompt notice to the other Party of any such force majeure. The Party giving such notice shall be excused from such of its obligations hereunder as it is disabled from performing for so long as it is so disabled; provided, however, that Party commences and continues to take reasonable and diligent actions to cure or remedy such force majeure. In the event of any such force majeure event, the Parties shall meet promptly to determine an equitable solution to the effects of any such event. Force majeure shall not include a Party's failure to perform any obligation under this Agreement as a result of any Year 2000

Problem or any failure to meet its Detail commitment. The term of this Agreement shall not be extended by any force majeure event.

        16.4 ASSIGNMENT. This Agreement shall not be assigned by either Party without the written consent of the other Party, except that this Agreement may be assigned in whole or in part to any Affiliate of a Party, provided that (i) the assigning Party remains obligated for its Affiliate's performance of this Agreement, and (ii) the assigning Party provides prior written notice to the other Party of the anticipated assignment. Either Party may assign this Agreement to any party succeeding (by sale, merger, reverse merger or otherwise) to substantially all of the business and operations of such Party subject to the other Party's right to terminate this Agreement pursuant to Article 13.

        16.5 MODIFICATION. No modification or amendment hereof shall be valid or binding upon the Parties hereto unless made in writing and duly executed on behalf of both of the Parties.

        16.6 WAIVERS. Failure of a Party to insist upon the strict performance of any provision hereof or to exercise any right or remedy shall not be deemed a waiver of any right or remedy with respect to any existing or subsequent breach or default.

        16.7 GOVERNING LAW. This Agreement shall be construed and the legal relations between the Parties hereto determined in accordance with the laws of the State of New York without regard to what laws might otherwise govern under applicable principles of conflict or choice of law.

        16.8 PUBLIC DISCLOSURE. Neither Party shall originate any publicity, news release or public announcements, written or oral, whether to the public or press, stockholders or otherwise, relating to this Agreement, including its existence, the subject matter to which it relates,


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


performance under it or any of its terms, to any amendment hereto or performances hereunder without the prior written consent of the other Party, save only such announcements that are required by law to be made or that are otherwise agreed by the Parties. Such announcements shall be brief and factual. If a Party decides to make an announcement required by law, it will give the other Party at least ten (10) business days advance notice, where possible, of the text of the announcement so that the other Party will have an opportunity to comment upon the announcement. To the extent that the receiving Party reasonably requests that any information in the materials proposed to be disclosed or deleted, the disclosing Party shall request confidential treatment of such information pursuant to Rule 406 of the Securities Act of 1933 or Rule 24b-2 of the Securities Exchange Act of 1934 as amended, as applicable (or any other applicable regulation relating to the confidential treatment of information) so that there be omitted from the materials that are publicly filed any information that the receiving Party reasonably requests to be deleted, unless in the opinion of the disclosing Party's legal counsel such Confidential Information is legally required to be fully disclosed.

        16.9 SOLICITATION. During the Term, neither Party shall solicit for employment any employees of the other Party that have been involved in the promotion, marketing and sale of the Product. The Parties agree that the term "solicit" shall not include general solicitations of employment not specifically directed towards a Party's employees, newspaper or other periodical advertisements, or general searches conducted by professional recruiting firms.

        16.10 PERFORMANCE BY AFFILIATES. Any Party hereto may satisfy any of its obligation hereunder through any of its Affiliates; provided, however, that each Party guarantees the performance at all times of any of such Party's obligations so delegated pursuant to this Section.


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



        16.11 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Parties relating to the subject matter covered herein and supersedes all prior oral or written agreements. No covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein.

        16.12 LIMITATION OF LIABILITY. Except with respect to the Parties' respective indemnification obligations for third party claims pursuant to Sections 10.1 and 10.2, the Parties expressly agree that, with respect to any claim by either ORTHO or WFHC against the other arising out of any breach of this Agreement, the liability of the breaching Party to the non-breaching party for such breach shall be limited under this Agreement or otherwise at law or equity to direct money damages only, and in no event shall a Party be liable to the other for indirect, incidental, punitive, exemplary or consequential damages, even if advised of the possibility of the same.

        16.13 BINDING AGREEMENT. This Agreement shall be binding upon, and shall inure to the benefit of, the respective successors and permitted assigns of the Parties hereto.

        16.14 SEVERABILITY. If any provision of this Agreement is held to be invalid or unenforceable, such invalid or unenforceable provision shall not affect the validity of the remaining provisions. If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law unless such modification would render such provision inconsistent with the intent of the Parties.

        16.15 CAPTIONS. All captions herein are for convenience only and shall not be interpreted as having any substantive meaning.

        16.16 SURVIVAL. The provisions of Articles 7, 10, 11 and 15 and the definitions of Article 1 of this Agreement shall survive the termination or expiration of this Agreement for a period of five (5) years after such termination or expiration. The provisions of this Agreement that do not survive termination or expiration hereof (as the case may be) shall, nonetheless, be controlling on, and shall be used in construing and interpreting, the rights and obligations of the Parties hereto with regard to any dispute, controversy or claim that may arise in connection with this Agreement.

        16.17 COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, and may be executed by facsimile. All counterparts shall collectively constitute one and the same agreement.

        16.18 REMEDIES NOT EXCLUSIVE. Except as specifically provided herein, the remedies under this Agreement shall be cumulative and not alternative, and the election of one remedy for a breach shall not preclude pursuit of other remedies.

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers or representatives as of the day and year first above written.

ORTHO-MCNEIL

PHARMACEUTICAL, INC.                     WOMEN FIRST HEALTHCARE, INC.



By:   /s/                                By:   /s/
      ------------------------------           --------------------------------
President                                President
      ------------------------------           --------------------------------
Date                                     Date
      ------------------------------           --------------------------------



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                                   APPENDIX A

                             Arbitration Proceedings

        1.1 (a) Any dispute, controversy or claim arising out of or related to this agreement, or the interpretation, application, breach, termination or validity thereof, including any claim of inducement by fraud or otherwise, shall, before submission to arbitration, first be mediated through non-binding mediation in accordance with the Model Procedures for the Mediation of Business Disputes promulgated by the Center for Public Resources ("CPR") then in effect, except where those rules conflict with these provisions, in which case these provisions control. The mediation shall be conducted in New York, New York and shall be attended by a senior executive with authority to resolve the dispute from each of the operating companies that are Parties.

               (b) The mediator shall be an attorney specializing in business litigation who has at least 15 years of experience as a lawyer with a law firm of over 25 lawyers or was a judge of a court of general jurisdiction and who shall be appointed from the list of neutrals maintained by CPR.

               (c) The Parties shall promptly confer in an effort to select a mediator by mutual agreement. In the absence of such an agreement, the mediator shall be selected from a list generated by CPR with each Party having the right to exercise challenges for cause and two peremptory challenges within three business days of receiving the CPR list.

               (d) The mediator shall confer with the Parties to design procedures to conclude the mediation within no more than forty-five (45) days after initiation. Unless agreed upon by the Parties in writing, under no circumstances shall the commencement of arbitration under Section 1.2 hereof be delayed more than forty-five (45) days by the mediation process specified herein.

               (e) Each Party agrees to toll all applicable statutes of limitation during the mediation process and not to use the period or pendancy of the mediation to disadvantage the other Party procedurally or otherwise. All negotiations pursuant to this clause will be confidential and shall be treated as compromise and settlement negotiations for the purposes of the Federal Rules of Evidence and all other evidentiary purposes.

               (f) Each Party has the right to pursue provisional relief from any court, such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration, even though mediation has not been commenced or completed.

        1.2 (a) Following the mediation procedures set forth in Section 1.1, Any dispute, claim or controversy arising from or related in any way to this Agreement or the interpretation, application, breach, termination or validity thereof, including any claim of inducement of this Agreement by fraud or otherwise, will be submitted for resolution to arbitration pursuant to the commercial arbitration rules then pertaining of the Center for Public Resources ("CPR"), except where those rules conflict with these provisions, in which case these provisions control. The arbitration will be held in New York, New York.

               (b) The panel shall consist of three arbitrators chosen from the CPR Panels of Distinguished Neutrals each of whom is a lawyer specializing in business litigation with at least 15 years experience with a law firm of over 25 lawyers or was a judge of a court of general jurisdiction.

               (c) The Parties agree to cooperate (1) to obtain selection of the arbitrators within thirty (30) days of initiation of the arbitration, (2) to meet with the arbitrators within thirty (30) days of selection and (3) to agree at that meeting or before upon procedures for discovery and as to the conduct of the hearing which will result in the hearing being concluded within no more than nine (9) months after selection of the arbitrators and in the award being rendered within sixty (60) days of the conclusion of the hearings, or of any post-hearing briefing, which briefing will be completed by both Parties with twenty (20) days after the conclusion of the hearings. In the event no such agreement is reached, the CPR will select arbitrators, allowing appropriate strikes for reasons of conflict or other cause and three peremptory challenges for each side. The arbitrators shall set a date for the hearing, commit to the rendering of the award within sixty (60) days of the conclusion of the evidence at the hearing, or of any post-hearing briefing (which briefing will be completed by both sides in no more than twenty (20) days after the conclusion of the hearings), and provide for discovery according to these time limits, giving recognition to the understanding of the Parties hereto that they contemplate reasonable discovery, including document demands and depositions, but that such discovery be limited so that the time limits specified herein may be met without undue difficulty. In no event will the arbitrators allow either side to obtain more than a total of forty (40) hours of deposition testimony from all witnesses, including both fact and expert witnesses. In the event multiple hearing days are required, they will be scheduled consecutively to the greatest extent possible.

               (d) The arbitrators shall render their award following the substantive law of New Jersey. The arbitrators shall render an opinion setting forth findings of fact and conclusions


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


 of law with the reasons therefor stated. A transcript of the evidence adduced at the hearing shall be made and shall, upon request, be made available to either Party.

               e) To the extent possible, the arbitration hearings and award will be maintained in confidence.

               f) Any United States District Court having jurisdiction of the matter may enter judgment upon any award. In the event the panel's award exceeds Five Million Dollars (5,000,000) in monetary damages or includes or consists of equitable relief, then the court shall vacate, modify or correct any award where the arbitrators' findings of fact are clearly erroneous, and/or where the arbitrators' conclusions of law are erroneous; in other words, it will undertake the same review as if it were a federal appellate court reviewing a district court's findings of fact and conclusions of law rendered after a bench trial. An award for less than Five Million Dollars (5,000,000) in damages and not including equitable relief may be vacated, modified or corrected only upon the grounds specified in the Federal Arbitration Act. The Parties consent to the jurisdiction of the District Court for the enforcement of these provisions, the entry of judgment on any award, and the vacatur, modification and correction of any award as above specified.

               (g) Each Party has the right before or during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration.

               (h) Each Party hereto waives its right to trial of any issue by jury.

               (i) Each Party hereto waives any claim to punitive, exemplary and consequential damages from the other.


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                                   APPENDIX B

                                Education Program

                     (to be added after the Effective Date)


                                       61
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                                   APPENDIX C

                               Sample Calculations



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